March 13, 1998



PECO Energy Company
2301 Market Street
Philadelphia, PA 19101

Ladies and Gentlemen:

         We have acted as special counsel to you (the "Company") in connection with the registration of Capital Trust Pass-through Securities to be issued by PECO Energy Capital Trust III, representing Cumulative Preferred Securities, Series D of PECO Energy Capital, L.P. and the registration of the related Payment and Guarantee Agreement and Deferrable Interest Subordinated Debentures, Series D of the Company and hereby confirm to you our opinion as set forth under the heading "United States Taxation" in the Prospectus included in the Registration Statement filed on Form S-3.

                                  Very truly yours,


                                  /s/  Ballard Spahr Andrews &
                                       Ingersoll, LLP